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                                                                       EXHIBIT R

                      THIRD AMENDMENT TO TRUST AGREEMENT

          This Amendment Agreement, is made as of the 30th day of November, 1999, by and between MORGAN STANLEY DEAN WITTER & CO.., a Delaware corporation (the "Conwany"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Trustee").

                               R E C I T A L S:
                               - - - - - - - -

          WHEREAS, the Company and the Trustee are parties to a Trust Agreement, dated as of March 5, 1991, as heretofore amended (the "Trust Agreement"; terms used herein without definition shall have the meanings ascribed to such terms in the Trust Agreement); and

          WHEREAS, the Company and the Trustee now desire to amend the Trust Agreement in the manner set forth herein;

          NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

1.  Amendment to the definition of "Plan"

          The first recital contained in the Trust Agreement is deleted in its entirety and replaced with the following:

          "WHEREAS, certain Managing Directors, Principals, officers, other key employces and consultants, among others, of the Company or certain subsidiaries thereof ("Participants") are eligible to receive shares (the "Benefits") of Morgan Stanley Dean Witter & Co. common stock, par value $0.01 per share (the "Company Stock"), pursuant to awards of stock units under any of the following plans of Lhe
          Company:

          .    The 1988 Equity Incentive Compensation Plan;

          .    The 1995 Equity Incentive Compensation Plan;

          .    The Employees' Equity Accumulation Plan; and

          . Each other plan which the Company identifies to the Trustee in accordance with Section 11 of this Agreement
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          (as each may be amended, supplemented, replaced or extended, or any successor plan providing for similar benefits or awards, being hereinafter referred to collectively as the "Plan"). Copies of the first three of which plans cited above are attached hereto as Exhibits A, B and C, respectively, and made a part hereof; and".


2.  Amendment to allow the Trust to hold shares not allocated to Plan awards

          The final sentence of Section 1(a) of the Trust Agreement is deleted and replaced in its entirety as follows:

          "The Trust shall be funded only with shares of Company Stock, or cash to purchase such shares. Shares of Company Stock contributed to the Trust or purchased with cash so contributed shall either be allocated to stock units awarded under the Plan ("Allocated Shares") or be held in the Trust pending allocation to such stock units or other equity-based awards ("Unallocated Shares"). For purposes hereof, Unallocated Shares include shares of Company Stock held in the Trust that were considered Allocated Shares when contributed to, or purchased with cash held by, the Trust, but for which the corresponding stock units awarded under the Plan have been forfeited. In addition, the Trustee may retain up to one thousand dollars ($1,000.00) in cash or short term instruments for payment of expenses and liabilities of the Trust."

3.  Amendment relating to the distribution of dividends

          Section 1(f) of the Trust Agreement is deleted and replaced in its entirety as follows:

          "Any cash dividend paid in respect of Allocated Shares held in the Trust shall be distributed by the Trustee to Trust Beneficiaries as directed by the Company, and any such cash dividend paid in respect of Unallocated Shares held in the Trust shall be paid to a charitable, educational or similar not-for-profit foundation, institution or other organization designated by the Company at the time of payment (a "Designated Charity"). In no event shall any such cash dividend be distributed to the Company. The Company shall act as agent for the Trustee in making such distributions unless the Trustee gives the Company 90 days notice, in writing, that the Trustee does not want the Company to act as its agent. The Trustee may require the Company to provide certification of its distributions to Trust Beneficiaries in respect of Allocated Shares and other parties in respect of Unallocatcd Shares. Any other dividend or distribution made with respect to the shares of Company Stock held in the Trust shall be distributed to the Trustee and delivered by the Trustee to the Company for disposition by the Company (i) in the
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          case of Allocated Shares, in accordance with the Plan and awards granted thereunder and (ii) in the case of Unallocated Shares, to a Designated Charity as directed by the Company at the time of payment, but in no event shall any such dividend or distribution, or any proceeds resulting from a sale or other disposition thereof, be distributed to the Company."

4. Amendment relating to distribution of shares and other assets remaining in the Trust upon termination of the Trust

          A.   The heading of Section 4 is amended to read "Term of the Trust
                                                            -----------------
and Payments in connection with Termination of the Trust."
--------------------------------------------------------

          B. The second sentence of Section 4 is deleted and replaced in its entirety as follows:

          "Upon any termination of the Trust, all Unallocated Shares of Company Stock and other assets, if any, held in the Trust shall be distributed as directed by the Company, but in no event shall any such shares or assets be distributed to the Company. The Company shall direct the Trustee as to the distribution of such shares and other assets no later than the final payment date for any stock units to which there correspond Allocated Shares held in the Trust."

5. Amendment to permit the Company unilaterally to designate additional plans as falling within the definition of the "Plan"

          Section 11 of the Trust Agreement is amended by adding the following sentence at the end thereof:

          "In addition to the foregoing, the Company from time to time may unilaterally amend the definition of "Plan" set forth in the first Whereas clause of this Agreement to include additional plans of the Company or one of its subsidiaries which provide for awards of stock units. The Company shall effect any such amendment by providing the Trustee with written notice identifying the plan or plans to be added to the definition of "Plan" and shall furnish the Trustee with a copy of the relevant plan or plans. Following such actions by the Company, the plan or plans so identified shall be included among the plans which collectively constitute the "Plan" for purposes of this Agreement, and such plan or plans shall be considered a part hereof."
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          IN WITNESS WHEREOF, the Company and the Trustee have executed this
Trust Agreement as of the date first above written.




                                           MORGAN STANLEY DEAN WITTER & CO.


                                           By: /s/ Martin M. Cohen
                                               -------------------
                                               Name:  Martin M. Cohen
                                               Title: Assistant Secretary

                                          STATE STREET BANK AND TRUST
                                          COMPANY


                                          By: /s/ Christine R. Walsh
                                              ----------------------
                                              Name:  Christine R. Walsh
                                              Title: Vice President